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Exhibit (a)(1)(i)

PROSPECTUS

NEOMAGIC CORPORATION

1998 NONSTATUTORY STOCK OPTION PLAN

        This prospectus relates to shares of common stock of NeoMagic Corporation offered to our employees and consultants pursuant to our 1998 Nonstatutory Stock Option Plan, referred to in this prospectus as the Plan. The terms and conditions of the Plan, including the prices of the shares of our common stock, are governed by the provisions of the Plan and the agreements issued under the Plan. NeoMagic Corporation is referred to in this prospectus as "we," "us," or "our."

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED.

        Our executive offices are located at 3250 Jay Street in Santa Clara, California and our telephone number at that location is (408) 988-7020.

The date of this prospectus is February 14, 2003.

        This prospectus contains information concerning us and the Plan, but does not contain all the information set forth in the Form S-8 registration statement for the Plan which we filed with the Securities and Exchange Commission, referred to as the Commission, under the Securities Act of 1933, as amended, referred to as the Securities Act. The Form S-8 registration statement, including the exhibits to the registration statement, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http:\\www.sec.gov.

        Upon your written or oral request, we will provide to you without charge:

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  a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, and

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  a copy of any other documents required to be delivered to participants in the Plan pursuant to Rule 428(b) under the Securities Act, including our most recent annual report to stockholders, proxy statement and other communications distributed to our stockholders generally.

Requests for copies of such documents and requests for additional information about the Plan should be directed to Stock Administration, NeoMagic Corporation, 3250 Jay Street, Santa Clara, CA 95054. Our telephone number at that location is (408) 988-7020.

        Except for our stock administrator, no person has been authorized to give any information or any representations, other than those contained in this prospectus, in connection with the Plan, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

QUESTIONS AND ANSWERS ABOUT THE

NEOMAGIC CORPORATION

1998 NONSTATUTORY STOCK OPTION PLAN

What is the Plan?

        The Plan was adopted by our board of directors in 1998. The Plan allows us to provide equity incentives to employees and consultants who provide services to us or any of our parent or subsidiary companies by providing such individuals with an opportunity to acquire shares of our common stock.

        The Plan is not a qualified deferred compensation plan under 401(a) of the Code nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan will expire by its own terms in 2008, unless terminated sooner by the Board.

What Should I Know About This Prospectus?

        This prospectus describes the main features of the Plan. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

What are the Purposes of the Plan?

        The purposes of the Plan are to:

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  attract and retain the best available personnel for positions of substantial responsibility,

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  to provide additional incentive to our employees, directors and consultants, and

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  to promote the success of our business.

How Many Shares of Stock are Reserved for Issuance Under the Plan?

        We have reserved 6,600,000 shares of our common stock for issuance under the Plan. The shares may be authorized, but unissued, or reacquired shares of our common stock.

Who Administers the Plan?

        The Plan is administered by our board or a committee appointed by our board of directors. Members of our board of directors are elected for one-year terms but can be removed from office before the expiration of such term with cause upon a sufficient vote of the stockholders.

        The administrator of the Plan has final authority to interpret any provision of the Plan or any grant made under the Plan.

Who is Eligible to Participate in the Plan?

        Our employees and consultants, or employees and consultants of any of our parent or subsidiary companies, are eligible to receive nonstatutory stock options.

Who Selects the Employees and Consultants Who Receive Grants?

        The administrator of the Plan selects the employees and consultants who receive awards granted under the Plan.

What Types of Grants are Permitted Under the Plan?

        The Plan permits us to grant nonstatutory stock options, which are described below. The "Tax Information" section summarizes the tax treatment of nonstatutory stock options.

What is a Stock Option?

        An option is a right to buy stock in the future at a predetermined price. Incentive stock options are options that qualify for preferred tax treatment under Section 422 of the Code. Nonstatutory stock options are options that do not qualify as incentive stock options.

        Subject to the provisions of the Plan, the administrator of the Plan determines the term of your option, the number of shares subject to your option, and the time your option may be exercised. The administrator of the Plan also determines the exercise price of your option.

        If your service relationship terminates for any reason, your option may be exercised to the extent it was exercisable on the date of such termination for a period of time determined by the administrator of the Plan at the time the option is granted. In the case of a termination for disability or death, the period for exercise following termination generally will be twelve (12) months. In all other cases, the period for exercise of an option following termination generally will be three (3) months. In no event may you exercise your option after the expiration of the original term of your option.

        The administrator of the Plan determines how you may pay the exercise price of your option. The Plan specifically states that the following are acceptable forms of consideration:

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  cash,

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  check,

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  promissory note,

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  certain other shares of our common stock,

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  "cashless exercise,"

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  a reduction in the amount of any of our liabilities to the Optionee, or

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  any combination of the above.

        Subject to the Plan administrator's discretion, if you incur tax liability upon the exercise of your option, you may satisfy your withholding obligation by electing to have us retain a sufficient number of shares to cover the withholding obligation.

What Terms Apply to All Awards?

        Non-transferability of Options.    You generally may not transfer an award granted to you under the Plan, other than by will or the laws of descent and distribution, and generally only you may exercise an award granted to you during your lifetime.

        Adjustment on Changes in Capitalization.    If any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification is made in our capitalization which results in an increase or decrease in the number of issued shares of our common stock without our receipt of consideration, proportionate adjustments will be made, including adjustments in the price of your option and in the number of shares subject to your option.

        Effect of our Dissolution or Liquidation.    In the event of our proposed dissolution or liquidation, the administrator of the Plan will notify you as soon as practicable prior to such proposed action. The administrator may provide in its discretion for you to have the right to exercise your option until ten (10) days prior to such transaction as to all stock subject to your option, including shares as to which your option would not otherwise be exercisable. To the extent you do not exercise your option, it will terminate immediately prior to the consummation of the proposed action.

        Effect of our Acquisition.    In the event of our merger with or into another corporation, or the sale of substantially all of our assets, your outstanding option may be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation refuses to assume or substitute for your outstanding option, you will be notified that your option will fully vest and become exercisable for a period of at least fifteen (15) days from the date of such notice until the consummation of such transaction as to all shares subject to such option. This includes shares which would not otherwise be vested or exercisable. If your option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrator will notify you that your option will terminate upon the consummation of such transaction.

        Amendment and Termination.    Our board of directors may amend, alter, suspend or discontinue the Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect your outstanding option or stock issuance without your consent.

TAX INFORMATION

        The following is a brief summary of the effect of U.S. federal income tax laws upon nonstatutory stock options granted under the Plan based on U.S. federal income tax laws in effect on January 1, 2003.

        This summary is not intended to be exhaustive and does not discuss the tax consequences of your death or the provisions of any income tax laws of any municipality, state or foreign country in which you may reside. You should consult your own tax advisor regarding the taxation of these options.

        Nonstatutory Stock Options.    With respect to nonstatutory stock options, no income is recognized by you at the time the option is granted. Generally, at exercise, ordinary income is recognized by you in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and we are entitled to a tax deduction in the same amount. Upon disposition of the shares by you, any gain or loss is treated as capital gain or loss. If you were an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

        Capital Gain.    Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve (12) months or less is taxed currently at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is taxed currently at a maximum federal rate of twenty percent (20%). Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

        If you are a Section 16 Insider, you are advised to consult with our general counsel and with your own personal advisor regarding reporting and liability under Section 16 with respect to your transactions under the Plan.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. NeoMagic Corporation ("NeoMagic") incorporates by reference the documents listed below and any future filings NeoMagic makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

1.
NeoMagic's latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act.

2.
All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in paragraph (1) above.

3.
The description of NeoMagic's common stock contained in NeoMagic's registration statement on Form S-1 filed on January 17, 1997, as it may have been amended from time to time.

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NEOMAGIC CORPORATION 1998 NONSTATUTORY STOCK OPTION PLAN
QUESTIONS AND ANSWERS ABOUT THE NEOMAGIC CORPORATION 1998 NONSTATUTORY STOCK OPTION PLAN
TAX INFORMATION
ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS
INFORMATION INCORPORATED BY REFERENCE